EXHIBIT 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

For Further Information Contact:

Charles D. Knight

Executive Vice President

Chief Financial Officer

InvestorRelations@catocorp.com
CATO REPORTS

2Q RESULTS
CHARLOTTE, N.C. (August 17, 2023) – The Cato Corporation (NYSE: CATO) today reported net income of $1.1 million or $0.06 per diluted share for the second quarter ended July 29, 2023,

compared to a net loss of $2.3 million or
($0.11) per diluted share for the second quarter ended July 30, 2022.

Sales for the second quarter ended July 29, 2023 were $181.2 million,

or a decrease of 7% from sales of $195.0 million
for the second quarter

ended July 30, 2022.

The Company’s same-store sales for the quarter decreased 5% compared to
2022.
For the six months ended July 29, 2023, the Company reported net income of $5.6 million or $0.27 per diluted share,
compared to net income of $7.4 million or $0.35 per diluted share for the six months ended July 30, 2022.

Sales for the
six months ended July 29, 2023 were $371.5 million, a decrease of 7%

from sales of $399.9 million for the six months
ended July 30, 2022.

Year-to-date same-store sales decreased 5% compared to 2022.

“Our year-to-date sales trend continues to be negatively impacted by pressure on our customers’

discretionary spending,”
stated John Cato, Chairman, President, and Chief Executive Officer.

“Our gross margin improved as we took steps to
right size our inventory.

However, we believe the back half of the year will remain challenging.”

Gross margin increased to 35.1% from 32.4% of sales in the quarter due to higher merchandise margins and decreased
freight expense.

SG&A expenses as a percent of sales increased from

31.2% to 34.0% of sales during the quarter
primarily due to increased payroll and insurance expense. Tax expense for the quarter was $1.3 million versus $5.7 million in the prior year, reflecting a more normalized tax rate in the quarter compared to last year.

Year

-to-date gross margin increased to 35.5% of sales from 34.0% the prior year primarily due to increased merchandise
margins and decreased freight expense.

Year-to-date SG&A expenses were 33.3% as a percent of sales versus 30.3% in the prior year primarily due to increased payroll and insurance expense.

Income tax expense for the first half decreased to
$3.5 million versus $7.6 million last year.
During the second quarter ended July 29, 2023, the Company

opened two new stores, relocated one store and closed 19
stores.

As of July 29, 2023, the Company has 1,247 stores in 31 states,

compared to 1,312 stores in 32 states as of July
30, 2022.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three
concepts, “Cato,” “Versona” and “It’s

Fashion.”

The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.

The Company also offers exclusive merchandise
found in its Cato stores at www.catofashions.com.

Versona

is a unique fashion destination offering apparel and
accessories including jewelry, handbags and shoes at exceptional prices every day.

Select Versona

merchandise can also

be found at www.shopversona.com.

It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.
Statements in this press release that express a belief, expectation or intention, as well as those that are not a historical fact,

including, without limitation, statements regarding the Company’s expected or estimated operational financial
results,

activities or opportunities, and potential impacts and effects of the coronavirus are considered “forward-looking”
within the meaning of The Private Securities Litigation Reform Act of 1995.

Such forward-looking statements are based
on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.

Such factors include, but
are not limited to, any actual or perceived deterioration in the conditions that drive consumer confidence and spending, including, but not limited to, prevailing social, economic, political and public health conditions and uncertainties, levels
of unemployment, fuel, energy and food costs, wage rates, tax rates, interest rates, home values, consumer net worth and the availability of credit; changes in laws or regulations affecting our business including but not limited to tariffs;
uncertainties regarding the impact of any governmental action regarding, or responses to, the foregoing conditions;
competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends and consumer demands; our ability to successfully implement our new store development strategy to increase new store
openings and the ability of any such new stores to grow and perform as expected; adverse weather, public health threats
(including the global coronavirus (COVID-19) outbreak) or similar conditions that may affect our sales or operations;
inventory risks due to shifts in market demand, including the ability to liquidate excess inventory at anticipated margins;
and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s

most recently filed annual report
on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time.

The Company does
not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services
* * *

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS

OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED July 29, 2023 AND July 30, 2022
(Dollars in thousands, except per share data)
Quarter Ended Six Months Ended
July 29, %
July 30, %
July 29, %
July 30, %
2023

Sales
2022 Sales
2023

Sales
2022 Sales
REVENUES

Retail sales
$ 181,181 100.0%
$ 195,006 100.0%
$ 371,492 100.0%
$ 399,939 100.0%

Other revenue (principally finance,

late fees and layaway charges)
1,690 0.9%
1,858 1.0%
3,429 0.9%
3,646 0.9%

Total revenues
182,871 100.9%
196,864 101.0%
374,921 100.9%
403,585 100.9%
GROSS MARGIN (Memo) 63,564 35.1%
63,257 32.4%
131,788 35.5%
135,947 34.0%
COSTS AND EXPENSES, NET

Cost of goods sold
117,617 64.9%
131,749 67.6%
239,704 64.5%
263,992 66.0%

Selling, general and administrative
61,618 34.0%
60,768 31.2%
123,552 33.3%
121,209 30.3%

Depreciation
2,510 1.4%
2,811 1.4%
4,867 1.3%
5,554 1.4%

Interest and other income
(1,334) -0.7%
(1,884) -1.0%
(2,231) -0.6%
(2,287) -0.6%

Costs and expenses, net
180,411 99.6%
193,444 99.2%
365,892 98.5%
388,468 97.1%
Income Before Income Taxes
2,460 1.4%
3,420 1.8%
9,029 2.4%
15,117 3.8%
Income Tax Expense

1,333 0.7%
5,694 2.9%
3,475 0.9%
7,643 1.9%
Net Income (Loss)
$ 1,127 0.6%
$ (2,274) -1.2%
$ 5,554 1.5%
$ 7,474 1.9%
Basic Earnings Per Share
$ 0.06
$ (0.11)
$ 0.27
$ 0.35
Basic Weighted Average Shares
20,593,949
21,177,321
20,474,142
21,261,405
Diluted Earnings Per Share
$ 0.06
$ (0.11)
$ 0.27
$ 0.35

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
July 29,
January 28,
2023

2023

(Unaudited)
(Unaudited)
ASSETS
Current Assets

Cash and cash equivalents
$ 55,977
$ 20,005

Short-term investments
77,222
108,652

Restricted cash
3,877
3,787

Accounts receivable - net
26,915
26,497

Merchandise inventories
92,718
112,056

Other current assets
7,098
6,676
Total Current Assets
263,807
277,673
Property and Equipment - net
73,871
70,382
Noncurrent Deferred Income Taxes
9,888
9,213
Other Assets
21,770
21,596
Right-of-Use Assets, net
138,331
174,276

TOTAL
$ 507,667
$ 553,140
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
$ 127,971
$ 135,597
Current Lease Liability
32,431
67,360
Noncurrent Liabilities
16,342
16,183
Lease Liability
105,390
107,407
Stockholders' Equity
225,533
226,593

TOTAL
$ 507,667
$ 553,140